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                     October 25, 2021

       Brian McDade
       Chief Financial Officer
       SIMON PROPERTY GROUP INC /DE/
       SIMON PROPERTY GROUP, L.P.
       225 West Washington Street
       Indianapolis, Indiana 46204

                                                        Re: SIMON PROPERTY
GROUP INC /DE/
                                                            SIMON PROPERTY
GROUP, L.P.
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed on February
25, 2021
                                                            File Nos. 001-14469
and 001-36110

       Dear Mr. McDade:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction